Exhibit 99.1

Stifel Reports April 2023 Operating Data

ST. LOUIS, MO, May 24, 2023 – Stifel Financial Corp. (NYSE: SF) today reported selected operating results for April 30, 2023 in an effort to provide timely information to investors on certain key performance metrics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

Ronald J. Kruszewski, Chairman and Chief Executive Officer, said, “Total client assets increased modestly over the prior month due primarily to the benefits of higher equity markets. Total client cash fell 3% in April driven by seasonal tax payments. We continued to see the benefits of our client cash initiatives as both Smart Rate & and money market mutual fund balances increased in April. Additionally, cash sorting activity has slowed in May. Our institutional business continues to face headwinds as decreased volatility has pressured the equity business and investment banking activity remains subdued.”

Selected Operating Data (Unaudited)

	As of			% Change

(millions)	4/30/2023	4/30/2022	3/31/2023	4/30/2022	3/31/2023

Total client assets	$406,620	$396,191	$405,998	3%	0%

Fee-based client assets	$149,604	$148,021	$149,541	1%	0%

Private Client Group fee-based client assets	$131,321	$130,072	$131,483	1%	(0)%

Bank loans, net (includes loans held for sale)	$20,857	$18,681	$20,935	12%	(0)%

Client money market and insured product (1)	$25,220	$27,499	$26,002	(8)%	(3)%

(1)	Includes Sweep deposits, Smart Rate deposits, Third-party Bank Sweep Program, and Other Sweep cash.

Company Information

Stifel Financial Corp. (NYSE: SF) is a financial services holding company headquartered in St. Louis, Missouri, that conducts its banking, securities, and financial services business through several wholly owned subsidiaries. Stifel’s broker-dealer clients are served in the United States through Stifel, Nicolaus & Company, Incorporated, including its Eaton Partners business division; Keefe, Bruyette & Woods, Inc.; Miller Buckfire & Co., LLC; and Stifel Independent Advisors, LLC. The Company’s broker-dealer affiliates provide securities brokerage, investment banking, trading, investment advisory, and related financial services to individual investors, professional money managers, businesses, and municipalities. Stifel Bank and Stifel Bank & Trust offer a full range of consumer and commercial lending solutions. Stifel Trust Company, N.A. and Stifel Trust Company Delaware, N.A. offer trust and related services. To learn more about Stifel, please visit the Company’s website at www.stifel.com. For global disclosures, please visit www.stifel.com/investor-relations/press-releases.

Media Contact: Neil Shapiro (212) 271-3447 | Investor Contact: Joel Jeffrey (212) 271-3610 | www.stifel.com/investor-relations